Exhibit 10.70

EXECUTIVE AGREEMENT

THIS EXECUTIVE AGREEMENT ( "Agreement") dated as of July 1, 2003, (the "Effective Date"), is made by and between Pac-West Telecomm, Inc., a California corporation (the "Company") and Henry R. Carabelli ("Executive"). Certain terms used herein and not otherwise defined herein have the meanings given to such terms in Section 13 hereof.

WHEREAS, as of the Effective Date, the Company desires to secure Executive's continuing services to the Company on the terms described herein and Executive desires to provide such services to the Company on the terms described herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

A. Provisions Relating to Employment.

1. Employment. The Company shall employ Executive, and Executive hereby agrees to continued employment with the Company, upon the terms and conditions set forth in this Agreement for the period beginning on the Effective Date and ending as provided in paragraph 4 below (the "Employment Period").

2. Position and Duties.

    From and after the Effective Date, Executive will assume the duties and responsibilities as the President and Chief Executive Officer (CEO) and will have such duties, responsibilities and authority as shall be reasonably determined by the Company's Board of Directors ("the Board").
    Executive shall report to the Board and Executive shall devote his best efforts and his full business time and attention to the business and affairs of the Company and its Subsidiaries. Executive shall perform his duties and responsibilities to the best of his abilities in a diligent, trustworthy, businesslike and efficient manner.

3. Compensation and Benefits.

    Base Salary. From and after the Effective Date, the base salary of the Executive shall be $350,000 or such higher rate as the Board in its sole discretion may designate from time to time (the "Base Salary"), which salary shall be payable in regular installments in accordance with the Company's general payroll practices and shall be subject to customary withholding and other customary deductions.
    Bonuses.
        Executive shall be eligible to earn an annual bonus (the "Annual Bonus") during the Employment Period in an amount to be determined prior to each fiscal year of the Company by the Board and Executive. The Annual Bonus shall be structured, as agreed upon by Executive and the Board in good faith, to provide for all or a portion of the Annual Bonus to be paid upon the achievement by the Company of certain specificcertain specific objectives with such objectives generally designed to provide Executive with an Annual Bonus of 40% of Base Salary in a year when most objectives are met. The objectives shall be set at levels that are reasonable and achievable. The Annual Bonus may exceed 40% of Base Salary as determined by the Board in its sole discretion. Such Annual Bonus shall be payable within 45 days following the end of each fiscal year of the Company during the Employment Period based upon the Company having achieved such specific objectives for such fiscal year determined by the Board and the Executive in good faith prior to such fiscal year of the Company and based upon the Executive's performance during such fiscal year.
        Executive and the Board shall use their best efforts to negotiate a one time performance based "major accomplishment" bonus ("Major Accomplishment Bonus") of cash or stock equivalent to one year's base pay as determined by the Board in its sole discretion. The Major Accomplishment Bonus will be intended to compensate the Executive for achieving an extra- ordinary milestone or milestones that significantly enhances shareholder value. This Major Accomplishment Bonus will be negotiated and in force no later than December 31, 2003. If the Major Accomplishment Bonus, as agreed to, consists of multiple objectives each entitling Executive to a payment, then payment shall be made to Executive within 45 days after achievement of each objective. If the Major accomplishment Bonus requires all objectives to be met before payment is made, payment shall be made to Executive within 45 days after achievement of all objectives.
    Benefits.

            During the Employment Period, Executive shall be entitled to participate in all of the Company's employee benefit plans and programs for which senior executive employees of the Company are generally eligible (subject to the Company's right to amend, modify or terminate any such plan or program in accordance with its terms and applicable law and subject in each case to any applicable waiting periods or other restrictions contained in such benefit plans or programs), which shall include, but shall not be limited to, health insurance, dental insurance and participation in the Company Executive Deferred Compensation Plan and Company's 401(k) plan. The Company will pay health and dental insurance premiums to provide coverage for Executive's dependents, to the extent eligible under Company Plans. The Company shall match any contributions made by Executive to the Company's 401(k) plan to the extent consistent with the Company's past practice and the terms of such plan and to the extent consistent with applicable law.
            Due to the fact that Executive will be required to be on call continuously for emergency response and to travel extensively by vehicle on company business, during the Employment Period the Company shall provide to Executive the use of a reasonably priced car consistent with the Company's past practice for other senior executives. Such company car shall be available for Executive's use in a manner consistent with past practice for other senior executives. Executive acknowledges and agrees that the Company may report all or a portion of the cost of such car and its operation as additional compensation to Executive if the Company reasonably believes the same may be required by applicable law.
            During the Employment Period, the Company will provide the Executive, at company expense, a One Million Dollar ($1,000,000.00) life insurance policy effective as soon as possible after July 1, 2003 on the life of Executive payable to beneficiaries as specified by the Executive. The Executive shall be the owner of such policy. Upon termination of Executive's employment, the Company shall have no responsibility for paying the prospective insurance premiums.
            Company will reimburse reasonable legal fees incurred by Executive associated with contract review prior to execution of this Agreement by the Executive.
            Executive shall be entitled to four (4) weeks of paid vacation during each year of the Employment Period, in addition to those legal holidays observed by Company. Vacation hereunder shall accrue from year to year based upon the Company's then current policy for all employees as established from time to time by the Board in its sole discretion.
            The Company shall reimburse Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement which are consistent with the terms of this Agreement and the Company's policies in effect from time to time with respect to travel, entertainment and other business expenses, subject to the Company's general policies with respect to reporting and reasonable documentation of such expenses.
            The Company will provide a Country Club Membership of the Executive's choice in San Joaquin County, and will pay the dues and any assessments associated with such membership. Other charges in respect to this account will be reimbursed in accordance with the Company's expense reimbursement policy.
    Stock Options. The terms of all stock options previously granted or to be granted to Executive in the future (excluding the options or stock granted pursuant to 3(e)) shall be adjusted from the terms of the 1999 Pac-West Telecomm, Inc. Stock Incentive Plan ("the Plan") to provide (1) that such options fully vest immediately upon termination of the Employment Period for any reason other than resignation by Executive without "Good Reason" or termination by the Company for "Cause" as defined in Section 13 of this Agreement and (2) that the Company agrees to waive the 90 day post termination exercise requirement thus allowing exercise rights over the original 10 year term of the grant.
    Additional Incentives. In order to better align the Executive's incentives to long term shareholder value, the Company and Executive agree to negotiate and incorporate into this Agreement by an Amendment hereto a grant to Executive of a right to receive additional options or restricted stock with respect to 400,000 shares of the common stock of Company before giving effect to any stock split, reverse stock split or stock dividend (collectively referred to as "Stock Split") which shall adjust the amount of shares accordingly. The form and structure of the right to be granted to the Executive is to be negotiated in good faith by the Company and Executive with input and advice from outside advisors to the Company and the Executive concerning the income tax and accounting impacts associated with various forms which the right might take. The parties are in agreement that the right with respect to 200,000 shares (adjusted for any Stock Split) shall become vested provided Executive remains employed by Company through June 30, 2007 or in the event of a Change of Control. The parties are in further agreement that the right to receive the other 200,000 shares (adjusted for any Stock Split) will vest or become absolute upon either the Company achieving certain mutually agreed to pre- established goals during the term of Executive's employment or in the event of a Change of Control. The terms of the right to be granted shall be contained in a Grant agreement issued pursuant to the 1999 Pac-West Telecomm, Inc. Stock Incentive Plan (the "Plan") as in effect at the time the right is such granted. All shares of stock of the Company issued to the Executive shall be registered with the Securities and Exchange Commission under the Securities Act of 1933 pursuant to a then effective registration statement or shall be otherwise freely transferable by the Executive. The parties shall use their best efforts to negotiate and amend this Agreement to include the final structure of the rights contemplated by this subsection (e) by September 30, 2003, but in no event later than December 31, 2003.
    Failure of the Company and Executive to reach agreement with respect to either the Major Accomplishment Bonus or the rights contemplated in subsection 3(e) by December 31, 2003, shall entitle Executive to resign with Good Reason and be compensated as set forth in subsection 5(a) except that the extension of time to exercise stock options shall apply only to then vested stock options and unvested stock options shall not vest as a result of the resignation. Should this right to resign arise, it shall terminate February 29, 2004, and the events described herein shall not thereafter be deemed to constitute Good Reason.

4. Term and Termination.

    The Employment Period pursuant to this Agreement shall be for an initial term ending on June 30, 2005; provided, however, that unless either party provides the other party with written notice of termination at least six (6) months prior to the scheduled expiration of the then-current Employment Period, the Employment Period shall be automatically extended for successive one-year periods. Notwithstanding anything in this Agreement to the contrary, expressed or implied, or Section 2924 of the California Labor Code or any similar provision of applicable law, the Employment Period pursuant to this Agreement shall terminate prior to the expiration of the Term upon (i) Executive's resignation for any reason (with such resignation being effective 30 days after notice thereof is delivered by Executive to the Company), (ii) Executive's death or Disability or (iii) termination of Executive's employment by the Company with or without Cause.

5. Severance.

(a) If the Employment Period is terminated by the Company without Cause (whether during or at the expiration of the Employment Period) or if the Employment Period is terminated by Executive for Good Reason, Executive shall be entitled to receive (i) an amount equal to his Base Salary for a one-year period after such termination, (ii) immediate vesting of all unvested stock options and extension of the period of exercise of such options to the end of the term of the grant (but as to both vesting and extension of exercise, excluding any options or stock granted as provided in Section 3(e)), and (iii) payment by the Company of all health insurance premiums for Executive and his eligible dependents with respect to Executive's continuation coverage rights under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, (i.e., "COBRA payments"), or any similar statute or regulation then in effect, for the one-year period after such termination or such shorter period until Executive and his eligible dependents obtain coverage under the medical plans of any subsequent employer or otherwise fail to be eligible for continuation coverage with respect to the Company's medical plans under COBRA (for purposes of this Agreement, collectively the "Severance Period"), so long as Executive has not breached and does not breach the provisions of any of paragraphs 6, 7, 8, 9, 10, or 12 below during the time period set forth therein or breached the provisions of any agreement referenced thereby. Within thirty (30) days following the termination of the Employment Period under circumstances to which this Section 5(a) applies, the Company shall deposit an amount equal to the Base Salary with an escrow agent reasonably acceptable to Executive to be (i) held by such escrow agent pursuant to an escrow agreement reasonably satisfactory to the Company and Executive and (ii) paid to Executive (subject to Executive complying with the provisions of the Protective Covenants) in twelve (12) equal monthly installments on the first day of each month commencing on the first month immediately following the termination of the Employment Period.

(b) If the Employment Period is terminated as a result of Executive's Disability, Executive and/or his estate or beneficiaries, as the case may be, shall be entitled to receive benefits under the Company's employee benefit programs as in effect on the date of such termination to the extent permitted thereunder and under applicable law and, in addition, shall be entitled to receive (i) an amount equal to Executive's Base Salary at the times set forth in this Agreement for the lesser of the terminated portion of the Employment Period or the one-year period after such termination, (ii) immediate vesting of all unvested stock options and extension of the period of exercise of such options to the end of the term of the grant, (but excluding as to both vesting and extension of exercise any options or stock granted as provided in Section 3(e)), (iii) COBRA payments and (iv) the pro rata amount of any Annual Bonus payable to the Executive pursuant to 3(b) above for the then current fiscal year of the Company (calculated by multiplying the maximum Annual Bonus by a percentage, the numerator of which shall equal the number of days that have elapsed prior to the termination date during such fiscal year and the denominator of which shall equal 365) ("Pro Rata Annual Bonus"); provided that to the extent that the Company establishes and maintains disability insurance providing to Executive and/or his estate or beneficiaries, as the case may be, a disability income benefit, the Company shall be relieved on a dollar for dollar basis of its obligation to make such payments pursuant to this paragraph 5(b).

(c) If the Employment Period is terminated as a result of Executive's death Executive and/or his estate or beneficiaries, as the case may be, shall be entitled to receive benefits under the Company's employee benefit programs as in effect on the date of such termination to the extent permitted thereunder and under applicable law and, in addition, shall be entitled to receive (i) immediate vesting of all unvested stock options and extension of the period of exercise of such options to the end of the term of the grant, (but excluding as to both vesting and extension of exercise any options or rights granted as provided in Section 3(e)), and (ii) the Pro Rata Annual Bonus.

(d) The Agreement Regarding Compensation on Change of Control dated April 9, 2003 between Executive and the Company is terminated as of the Effective Date. In the event of a Change of Control, this subsection (d) shall apply to the exclusion of all other provisions of this Section 5 if the events described in (i) or (ii) below occur and Executive shall be entitled as follows:
      In the event of a Change of Control without termination of the Employment Period by the Company or its successor, Executive may resign and receive (A) an amount equal to 150% of his annual Base Salary, (B) immediate vesting of all unvested stock options and\or restricted stock and extension of the period of exercise of such options and\ or restricted stock to the end of the term of the grant, and (C) COBRA payments; provided that the resignation is not effective until the conclusion of a six month transitional period following the effective date of the Change of Control.

(ii) In the event that the Employment Period is terminated by the Company or its successor without Cause at any time during the fifteen month period beginning nine months prior to the effective date and ending six months after the effective date of a Change of Control, Executive shall be entitled to receive (A) an amount equal to 150% of his Base Salary, (B) immediate vesting of all unvested stock options and\or restricted stock and extension of the period of exercise of such options and\or restricted stock to the end of the term of the grant, and (C) COBRA payments.

(e) If the Employment Period is terminated by the Company for Cause or if Executive resigns without Good Reason, Executive shall be entitled to receive only his Base Salary through the date of termination.

(f) Except as otherwise expressly provided herein or as expressly required by applicable law (including under Section 4980B of the Internal Revenue Code of 1986, as amended), all of Executive's rights to fringe benefits and bonuses hereunder shall cease upon termination of the Employment Period.

(g) Notwithstanding anything in this Agreement to the contrary, if any amounts due to Executive under this Agreement and any other benefits he becomes entitled hereunder constitute "parachute payments" as such term is defined in Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended ("Code"), and if the amount of such parachute payments, reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, would be less than the amount that Executive would receive if he were paid three times his "base amount" (as defined in Section 280G(b)(3) of the Code), less $1.00, reduced by all federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting parachute payments shall, at the request of Executive, be reduced to an amount that will equal three times Executive's "base amount" less $1.00.

6. Confidential Information; Nonsolicitation.

(a) Executive agrees to execute and be bound as of the date hereof by the terms of the Company's standard form of confidentiality agreement attached hereto as Exhibit A.

(b) Executive agrees that until the date which is one year after the termination of the Employment Period, he shall not directly, or indirectly through another Person, (i) induce or attempt to induce any employee of the Company or any of its Subsidiaries to leave the employ of the Company or such Subsidiary, or in any way interfere with the relationship between the Company or any of its Subsidiaries and any employee thereof, (ii) hire any person who was an employee of the Company or any of its Subsidiaries at any time during the 180-day period immediately prior to the date on which such hiring would take place (it being conclusively presumed by the Company and Executive so as to avoid any disputes under this paragraph 6(b) that any such hiring within such 180-day period is in violation of clause (i) above), or (iii) call on, solicit or service any customer, supplier, licensee, licensor or other business relation of the Company or any of its Subsidiaries in order to induce or attempt to induce such Person to cease doing business, or to reduce the amount of business conducted, with the Company or such Subsidiary. In addition, during the Employment Period and thereafter, Executive shall not in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or any of its Subsidiaries.

7. Company's Ownership of Intellectual Property.

(a) Executive acknowledges that all Work Product is the exclusive property of the Company. Executive hereby assigns all right, title and interest in and to such Work Product to the Company. Any copyrightable work prepared in whole or in part by Executive will be deemed "a work made for hire" under Section 201(b) of the 1976 Copyright Act, and the Company shall own all of the rights comprised in the copyright therein.

(b) The Company and Executive each acknowledge the applicability of Section 2870 of the California Labor Code. Accordingly, the provisions of paragraph 7(a) shall not apply to, and the term "Work Product" shall not include, any invention that Executive developed entirely on his own time without using the Company's equipment, supplies, facilities, or trade secret information except for those inventions that either: (i) relate at the time of conception or reduction to practice of the invention to the Company's or any Subsidiary's business, or to the actual or demonstrably anticipated research or development of the Company or any Subsidiary; or (ii) result from any work performed by Executive for the Company or any Subsidiary. Set forth on the attached "Excluded Inventions Schedule" are the inventions Executive believes meet the criteria for exclusion set forth above. Executive agrees to promptly advise the Company in writing of any inventions developed after the Effective Date which Executive believes meet the criteria for exclusion set forth above.

(c) Executive shall promptly and fully disclose all Work Product to the Company and shall cooperate and perform all actions reasonably requested by the Company (whether during or after the Employment Period) to establish, confirm and protect the Company's right, title and interest in such Work Product. Without limiting the generality of the foregoing, Executive agrees to assist the Company, at the Company's expense, to secure the Company's rights in the Work Product in any and all countries, including the execution of all applications and all other instruments and documents which the Company shall deem necessary in order to apply for and obtain rights in such Work Product and in order to assign and convey to the Company the sole and exclusive right, title and interest in and to such Work Product. If the Company is unable because of Executive's mental or physical incapacity or for any other reason (including Executive's refusal to do so after request therefor is made by the Company) to secure Executive's signature to apply for or to pursue any application for any United States or foreign patents or copyright registrations covering Work Product belonging to or assigned to the Company pursuant to paragraph 7(a) above, then Executive hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Executive's agent and attorney-in- fact to act for and in Executive's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents or copyright registrations thereon with the same legal force and effect as if executed by Executive. Executive agrees not to apply for or pursue any application for any United States or foreign patents or copyright registrations covering any Work Product other than pursuant to this paragraph in circumstances where such patents or copyright registrations are or have been or are required to be assigned to the Company.

8. Delivery of Materials Upon Termination of Employment. As requested by the Company upon the termination of Executive's employment with the Company for any reason, Executive shall promptly deliver to the Company all copies and embodiments, in whatever form, of all Confidential Information and Work Product in Executive's possession or within his control irrespective of the location or form of such material and, if requested by the Company, shall provide the Company with written confirmation that all such materials have been delivered to the Company.

9. Subsequent Inventions. Executive understands and agrees that all Intellectual Property Rights made, conceived, developed, or reduced to practice by Executive, either alone or jointly with others, shall be disclosed to the Company by Executive for six (6) months following the termination of Executive's employment with the Company. Executive further agrees that all Intellectual Property Rights made, conceived, developed or reduced to practice within six (6) months following such termination shall be presumed to have been conceived during Executive's employment with the Company and with the use of the Company's Confidential Information, but such presumption may be overcome by Executive by a showing that such Intellectual Property Rights were conceived after such employment and without the use of any such Confidential Information. In the event Executive is not able to rebut such presumption and prove that such Intellectual Property Rights were conceived after such employment and without the use of Confidential Information, Executive agrees to assign all right, title and interest in such Intellectual Property Rights to the Company.

10. Disclosure. Following the termination of Executive's employment with the Company, Executive shall communicate the restrictions contained in this Agreement to any Person he intends to be employed by, provide consulting services to or otherwise represent. Executive hereby consents to the Company's communication of the restrictions contained in this Agreement to any such Person.

11. Enforcement; Remedies.

    If, at the time of enforcement of the covenants contained in paragraphs 6, 7, 8, 9 or 10 (the "Protective Covenants"), a court shall hold that the duration or scope stated therein are unreasonable under circumstances then existing, the parties hereto agree that the maximum duration or scope reasonable under such circumstances shall be substituted for the stated duration or scope and that the court shall be allowed to revise the restrictions contained therein to cover the maximum period or scope permitted by law; provided that in no event shall the duration or scope determined by such court exceed the duration or scope set forth in this Agreement. Executive has consulted legal counsel regarding the Protective Covenants and based on such consultation has determined and hereby acknowledges that the Protective Covenants are reasonable in terms of duration and scope and are necessary to protect the goodwill of the Company's business and the Confidential Information.
    Subject to Section 12(c) of this Agreement, if Executive breaches, or threatens to commit a breach of, any of the Protective Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity:

(i) The right and remedy to have the Protective Covenants specifically enforced by any court of competent jurisdiction (without the need to post a bond or other security), it being agreed that any breach or threatened breach of the Protective Covenants would cause irreparable injury to the Company and that money damages would not provide an adequate remedy to the Company; and

(ii) The right and remedy to require Executive to account for and pay over to the Company any profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transaction(s) constituting a breach of the Protective Covenants.
    In the event of any breach or violation by Executive of any of the Protective Covenants, the time period of such covenant with respect to Executive (to the extent such covenant is limited in duration) shall be tolled until such breach or violation is resolved.

12. Loss of Severance due to Competition.

(a) Executive shall not during the Employment Period or for a period of 12 months thereafter (the "Noncompete Period"), for himself or on behalf of any other person, firm, partnership, corporation, or other entity, engage, directly or indirectly, either as an officer, director, employee, partner, consultant, individual proprietor, agent, or otherwise (including, but not limited to, as an owner or shareholder), in any business which (A) provides telecommunication services of the type provided during the Employment Period by the Company and any of its Subsidiaries (including, without limitation, (i) switched local service, (ii) switched long-distance service, (iii) dedicated transport services, (iv) co-locate and interconnect services and (v) data switched services and including, without limitation, telecommunication services of the type provided by the Company and any of its Subsidiaries to information service providers) or (B)provides services of the type which the Company and any of its Subsidiaries have taken significant actions during the Employment Period to begin providing or of the type the Company or any of its Subsidiaries have indicated that they plan to begin providing in any business plan or similar document delivered to Executive during the Employment Period, in each case within any of the Restricted Territories (as defined below); provided that the restrictions set forth in this paragraph 12 shall not prohibit Executive from being a passive owner of not more than 5% of the outstanding stock of any class of a corporation which is publicly traded; and provided further that the restrictions set forth in this paragraph 12 shall not restrict the activities of Executive to the extent Executive has received the consent of the Board to such activities.

(b) For purposes of this Agreement, "Restricted Territories" shall mean any states or comparable jurisdictions in which the Company or its Subsidiaries are engaged in business during the Employment Period or have taken significant actions to begin engaging in business during the Employment Period, including, but not limited to, such states or comparable jurisdictions located within the United States of America, Canada and Mexico. Executive acknowledges that the geographic restrictions set forth above are reasonable and necessary to protect the goodwill of the Company's business.

(c) If Executive breaches any of the provisions of this Section 12, Executive and the Company acknowledge and agree that the Company's sole remedy for such breach shall be the termination of the Severance Payments otherwise payable to Executive pursuant to paragraph 5(a) hereof.

C. General Provisions.

13. Definitions.

"Affiliate" of any particular Person means any other Person controlling, controlled by or under common control with such particular Person, where "control" means the possession, directly or indirectly, of the power to direct the management and policies of a Person whether through the ownership of voting securities, contract or otherwise.

"Cause" means (A) Executive's theft or embezzlement, or attempted theft or embezzlement, of money or property of the Company or any of its Affiliates, Executive's perpetration or attempted perpetration of fraud, or Executive's participation in a fraud or attempted fraud, on the Company or any of its Affiliates or Executive's unauthorized appropriation of, or Executive's attempt to misappropriate, any tangible or intangible assets or property of the Company or any of its Affiliates; (B) Executive's conviction or commission of a felony or conviction for any crime involving moral turpitude, dishonesty, theft or unethical conduct that materially and adversely affect the reputation or business activities of the Company or its Affiliates; (C) Executive's substance abuse, including abuse of alcohol or use of illegal narcotics, or other illegal drugs or substances, for which Executive fails to undertake and maintain treatment within 15 days after receipt of a written request by the Board of the Company; (D) Executive's willful and continuing refusal to carry out any lawful instructions of the Board of Directors that are consistent with a reasonable, legitimate business purpose following receipt of written notice of such instructions from the Board of Directors; or (E) Executive's material breach of any provision of this Agreement that results in material harm to the Company, and which is incapable of cure or which is not cured within 15 days after written notice thereof to Executive.

"Change of Control, for purposes of this Agreement, means any of the following transactions:

    A merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the state in which the Company is incorporated;
    The sale, transfer or other disposition of all or substantially all of the assets of the Company (including an indirect transfer resulting from the transfer of the capital stock of subsidiary corporations) in connection with the complete liquidation or dissolution of the Company;
    Any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger; or
    An acquisition by any person or related group of persons (other than the Company or a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Exchange Act) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company's outstanding securities.

"Confidential Information" means all information of a confidential or proprietary nature (whether or not specifically labeled or identified as "confidential"), in any form or medium, that is or was disclosed to, or developed or learned by, Executive in connection with Executive's prior relationship with the Company or during the Employment Period and that relates to the business, products, services, research or development of the Company or its suppliers, distributors or customers. Confidential Information includes but is not limited to the following: (i) internal business information (including information relating to strategic and staffing plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, the Company's suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-

how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; and (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable). Confidential Information shall not include information that Executive can demonstrate: (a) is publicly known through no wrongful act or breach of obligation of confidentiality; (b) was lawfully known to Executive prior to the time Executive began rendering services to the Company and its predecessors; or (c) was rightfully received by Executive from a third party without a breach of any obligation of confidentiality by such third party.

"Disability" means the inability of Executive to perform the normal functions of his position with competence and efficiency equal to his performance of such functions, with or without reasonable accommodation, due to physical or mental incapacity for a period of at least 120 consecutive days or for shorter periods aggregating at least 120 days (whether or not consecutive) during any twelve- month period, as determined in the reasonable good faith judgment of a physician reasonably satisfactory to the Board of Directors of Company and Executive. If the parties cannot agree on a physician to render the judgment, the physician shall be appointed, upon the motion of either party, by the presiding judge of the Superior court of the State of California in and for the county of San Joaquin.

"Good Reason" means the breach by the Company of any term under Section 3 this Agreement (with the exception of any bona fide dispute concerning the payment by the Company of any discretionary bonus to Executive) that is not cured within thirty (30) days after written notice thereof is delivered to the Company by Executive.

"Intellectual Property Rights" means all inventions, innovations, improvements developments, methods, processes, designs, analyses, drawings, reports and all similar or related information (whether or not patentable or reduced to practice) and any copyrightable work, trade mark, trade secret or other intellectual property rights which relate to the Company's or any of its Subsidiaries' actual or anticipated business.

"Person" means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

"Subsidiary" means, with respect to any Person, any corporation, limited liability company, partnership, association or other business entity of which (i) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof, or (ii)if a limited liability company, partnership, association or other business entity, a majority of the partnership or other similar ownership interest thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof. For purposes hereof, a Person or Persons shall be deemed to have a majority ownership interest in a limited liability company, partnership, association or other business entity if such Person or Persons shall be allocated a majority of limited liability company, partnership, association or other business entity gains or losses or shall be or control any managing director or general partner of such limited liability company, partnership, association or other business entity.

"Work Product" means all inventions, innovations, improvements, developments, methods, processes, designs, analyses, drawings, reports, research and development of existing or future products or services which were or are conceived, reduced to practice, contributed to or developed or made by Executive (whether alone or jointly with others) while employed (both before and after the Effective Date) by the Company (or its predecessors, successors or assigns) and its Subsidiaries and all similar or related information (whether or not patentable or reduced to practice) and any copyrightable work, trade mark, trade secret or other intellectual property rights, any of which relate to the Company's or any of its Subsidiaries' actual or anticipated business.

14. Survival. The provisions set forth in paragraphs 6 through 25 of this Agreement shall survive and continue in full force and effect in accordance with their terms notwithstanding any termination of the Employment Period.

15. Notices. Any notice provided for in this Agreement shall be deemed to have been given when delivered personally to the recipient, sent to the recipient by reputable express courier (charges prepaid), telecopied (with hard copy to follow) or 5 days after mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid. Such notice will be sent to Executive or to the Company at the address set forth below:

Notices to Executive:

Henry R. Carabelli
3361 Willowbrook Circle
Stockton, CA 95219

Notices to the Company:

Pac-West Telecomm, Inc.
1776 W. March Lane, Suite 250
Stockton, CA 95204
Attention: Secretary
Telephone: (209) 926-3333
Facsimile: (209) 926-4444

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been given when so delivered or 5 days after mailed.

16. Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

17. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party. The use of the word "including" herein shall mean "including without limitation."

18. Counterparts. This Agreement may be executed in separate counterparts (including by means of facsimile signature pages), each of which is deemed to be an original and all of which taken together constitute one and the same agreement.

19. Choice of Law. All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and any schedules shall be governed by, and construed in accordance with, the laws of the State of California, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of California or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of California.

20. Consent to Exclusive Personal Jurisdiction and Venue. The Company and the Executive each hereby expressly consent to the exclusive jurisdiction and venue of the Superior Court of the State of California in and for the County of San Joaquin or the District Court for the Eastern District of California for any lawsuit filed by either party arising from or relating to this Agreement.

21. Complete Agreement. This Agreement, those documents expressly referred to herein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.

22. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by Executive, the Company, and their respective successors and assigns.

23. Remedies. Each of the parties to this Agreement will be entitled to enforce its rights under this Agreement specifically, to recover damages and costs (including attorney's fees) caused by any breach of any provision of this Agreement and to exercise all other rights existing in its favor. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or deposit) for specific performance and/or other injunctive relief in order to enforce or prevent any violations of the provisions of this Agreement.

24. Amendment and Waiver. The provisions of this Agreement may be amended and waived only with the prior written consent of the Company and Executive.

25. Business Days. If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or holiday in the state in which the Company's chief executive office is located, the time period shall be automatically extended to the business day immediately following such Saturday, Sunday or holiday.

26. Indemnification.

To the maximum extent and in the manner permitted by the California Corporations Code ("the Code"), the Company hereby indemnifies Executive against expenses (as defined in Section 317(a) of the Code), judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any proceeding (as defined in Section 317(a) of the Code), arising by reason of the fact that Executive is or was an employee, officer, or agent of the Company or any Affiliate whether with respect to matters occurring before, during or after Executive's employment. Expenses and attorneys' fees incurred in defending any civil or criminal action or proceeding for which Executive has been indemnified hereunder shall be paid by the Company in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of Executive to repay such amount if it shall ultimately be determined that the Executive is not entitled to be indemnified under the law and or this Agreement. The indemnification provided hereby shall not be deemed exclusive of any other rights to which Executive may be entitled under any Bylaw, agreement, vote of shareholders or directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office. The rights to indemnity hereunder shall continue after Executive has ceased to be an officer, employee, or agent of the Company and shall inure to the benefit of the heirs, executors, and administrators of Executive. If a claim under this Section 26 is not paid in full by the Company within 90 days after a written claim has been received by the Company (either because the claim is denied or because no determination is made) and provided that Executive has met the standards of conduct required under the Code to entitle him to indemnification, Executive may at any time thereafter bring suit against the Company to recover the unpaid amount of the claim and, if successful in whole or in part, shall also be entitled to be paid the expenses of prosecuting such claim. Neither the failure of the Company (including its Board of Directors, independent legal counsel, or its shareholders) to have made a determination prior to the commencement of such action that indemnification of the Executive is permissible in the circumstances because he has met the applicable standard of conduct, if any, nor an actual determination by the Company (including its Board of Directors, independent legal counsel, or its shareholders) that Executive has not met the applicable standard of conduct, shall be a defense to such action or create a presumption for the purposes of such action that the claimant has not met the applicable standard of conduct.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

PAC-WEST TELECOMM, INC.

By: /s/ Wallace W. Griffin
Name: Wallace W. Griffin
Its: Chairman of the Board of Directors

By: /s/ Henry R. Carabelli
Name: Henry R. Carabelli

EXCLUDED INVENTIONS SCHEDULE

None.